OCM MUTUAL FUND


PROPOSED RESOLUTION
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ANNUAL RENEWAL OF FIDELITY BOND INSURANCE

         RESOLVED, that after considering all factors deemed relevant by the Board, including, but not limited to, the existing and projected value of the aggregate assets of the Fund to which any covered person may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Fund's investment portfolios, it is the judgment of the Board that the Fund's fidelity bond coverage be renewed in the amount of $600,000 for an additional one-year term upon its expiration on July 4, 2007;

         FURTHER RESOLVED, that subject to the ratification of the Board, the officers of the Fund be, and hereby are, authorized to increase the amount of such bond as may be necessary to satisfy the requirements of Rule 17g-1(d) under the Investment Company Act of 1940; and

         FURTHER RESOLVED, that any officer of the Fund is authorized to make any and all payments and do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper with the advice of counsel in connection with the foregoing resolution.